Exhibit 99.1

Light & Wonder Names Matt Wilson Chief Executive Officer

Siobhan Lane Named Chief Executive Officer of Gaming Business

LAS VEGAS – October 10, 2022 – Light & Wonder, Inc. (NASDAQ: LNW) (“Light & Wonder,” “L&W” or the “Company”), today announced that its Board of Directors has named Matt Wilson as President and Chief Executive Officer and a member of the Company’s Board of Directors, effective immediately. Mr. Wilson has served as interim Chief Executive Officer since August 2022 and previously served as Chief Executive Officer of the Company’s Gaming business.

“The Board of Directors unanimously determined that Matt is the right choice to lead Light & Wonder’s next chapter given his impressive track record, extensive industry experience and his pivotal role in transforming our business,” said Jamie Odell, Executive Chair of the Light & Wonder Board of Directors. “Matt has demonstrated impressive leadership, strategic vision and a passion for our business. He fully embodies the Light & Wonder culture rooted in embracing innovation, a player-first mentality and a deep commitment to performing and winning as a team. The Board is confident in Matt’s ability to unlock the full potential of Light & Wonder as we enter this exciting next chapter.”

“I am honored that the Board has put their trust in me to lead Light & Wonder as we work to capture the incredible opportunities ahead,” said Mr. Wilson. “I am excited to work with the best team in the business as we chart our cross-platform future. With a portfolio of unparalleled evergreen franchises, industry leading positions and unmatched platforms, combined with a strengthened balance sheet, we are well-positioned to drive substantial growth and shareholder value.”

In connection with Mr. Wilson’s appointment, the Company also announced that Siobhan Lane, Senior Vice President and Chief Commercial Officer of Gaming, has been named the new Chief Executive Officer of Gaming.

Mr. Wilson continued, “I am very pleased to announce Siobhan Lane’s appointment as our Gaming CEO. Siobhan has played a pivotal role in helping me lead the Gaming business since joining the Company in 2020, and her strong leadership and depth of experience have helped drive our success. Siobhan has been critical to our efforts to reposition the business and is one of the most strategic and capable leaders I have had the pleasure of working alongside. I look forward to continuing to collaborate with Siobhan in this new role and am confident that under her leadership, our Gaming business is well-positioned for continued growth.”

About Matt Wilson

Mr. Wilson is a seasoned executive with nearly 20 years of gaming industry experience and a proven record of driving growth and creating value. In his role as Light & Wonder’s Executive Vice President and Group Chief Executive of Gaming, he led the strategic growth plans for the Gaming team while overseeing product development, production, supply chain and sales of the Company’s Gaming products, systems and services. Prior to joining Light & Wonder, Mr. Wilson served as President and Managing Director, Americas at Aristocrat. During his tenure with Aristocrat, he also served as Senior Vice President of Global Gaming Operations, and Senior Vice President of Sales and Marketing, Americas. He holds a Bachelor of Commerce from the University of Wollongong and completed the Advanced Management Program at Wharton Business School.

About Siobhan Lane

Ms. Lane has served as Light & Wonder’s Senior Vice President and Chief Commercial Officer, Gaming, since February of 2020, overseeing all aspects of the commercial Gaming business - including product management, marketing and data & analytics. In addition to her responsibilities as Chief Commercial Officer, she led the North America region of Gaming. Prior to joining the Company, Ms. Lane spent 12 years at Aristocrat Technologies in increasing roles of responsibility, finishing as Senior Vice President, Marketing and Gaming Operations, during which time she helped lead the organizational transformation and market turnaround of Aristocrat in the North American region. Ms. Lane currently serves as Vice President of the Global Gaming Women (GGW) Board of Directors. She graduated with distinction from Penn State University with a Bachelor of Science degree in Marketing and International Business and recently completed the Executive Development Program at The Wharton School at the University of Pennsylvania.

About Light & Wonder, Inc.

Light & Wonder, Inc. (formerly known as Scientific Games Corporation), is a global leader in cross-platform games and entertainment. The Company brings together approximately 6,000 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OpenGaming™ platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit lnw.com.

Forward-Looking Statements

In this press release, the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “will,” “may,” “should,” “could,” “expect,” “target” or comparable words. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results, or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks, uncertainties and other factors, including those factors described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its annual report on Form 10-K that was filed with the SEC on March 1, 2022 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Inquiries

Jim Bombassei, Senior Vice President of Investor Relations
jbombassei@lnw.com

Media Inquiries

Nick Lamplough / Lucas Pers / T.J. O’Sullivan, Joele Frank, Wilkinson Brimmer Katcher, +1 212 355 4449